Exhibit 99.18

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of CNBM or Sinoma, nor is it any solicitation of any vote or approval in any jurisdiction.

ANNOUNCEMENT

INFORMATION REGARDING EXERCISE OF RIGHT OF

DISSENTING SHAREHOLDERS

INTRODUCTION

Reference is made to (i) the joint announcement published by China National Building Material Company Limited (“CNBM”) and China National Materials Company Limited (“Sinoma”) dated 8 September 2017; (ii) the merger document issued by CNBM and Sinoma dated 20 October 2017 (the “Merger Document”); and (iii) the circular published by CNBM dated 20 October 2017 (the “CNBM Circular”). Unless otherwise defined herein, capitalised terms used in this announcement shall have the same meanings as defined in the CNBM Circular.

According to CNBM’s Articles and the PRC Company Law, any CNBM Shareholder which has validly voted against the resolutions in respect of the Merger at each of the CNBM EGM and, as the case may be, CNBM H Shareholders’ Class Meeting or CNBM Domestic Shareholders’ Class Meeting (“CNBM Dissenting Shareholders”) may request CNBM or other CNBM Shareholders which have approved the Merger (collectively, the “CNBM Consenting Shareholders”) to acquire its CNBM Shares at a “fair price”. Under the Merger Agreement, CNBM will designate one or more third parties to undertake to assume such obligation of CNBM and/or the CNBM Consenting Shareholders (the “Third Party Provider(s)”). This announcement contains information regarding exercise of such right by CNBM Dissenting Shareholders (the “Right”), the relevant declaration procedures and indicative timeline.

The requirements regarding the right of CNBM Dissenting Shareholders to have their CNBM Shares being acquired at a “fair price” are pursuant to the PRC Company Law and the articles of association of PRC companies with shares listed on overseas market. There is no administrative guidance on the substantive as well as the procedural rules as to how the “fair price” will be determined under the PRC Laws. Thus no assurance can be given as to any favourable results to the CNBM Dissenting Shareholders who have validly exercised such right and the cost may be incurred by the CNBM Dissenting Shareholders in the process of exercising such right and determining the “fair price”.

For the avoidance of doubt, if the Merger does not proceed, the CNBM Dissenting Shareholders will not be entitled to exercise their Right as described herein.

DECLARATION PROCEDURES

Declaration Period

If any CNBM Dissenting Shareholder wishes to exercise its Right, it must declare its intention and complete the procedure for exercise as set out below, during 9:00 a.m. to 4:30 p.m. on 4 April 2018 (the “Declaration Period”).

Conditions to the entitlement to exercise the Right

A CNBM Dissenting Shareholder (which, in the case of HKSCC Nominees Limited, shall, where appropriate, be in this announcement be deemed to refer to the beneficial owner (“Beneficial Owner”) whose CNBM H Shares are deposited in CCASS) must satisfy the following conditions (the “Entitlement Conditions”) in order to be entitled to exercise the Right:

(1)	having validly voted against the resolutions in respect of the Merger at each of the CNBM EGM and, as the case may be, CNBM H Shareholders’ Class Meeting or CNBM Domestic Shareholders’ Class Meeting (“Effective Dissenting Votes”). For the avoidance of doubt, a CNBM H Shareholder will only be entitled to exercise its Right provided that it has cast an Effective Dissenting Vote in respect of (i) all of Resolutions 1, 2, 3 and 4 at the CNBM EGM; and (ii) both Resolutions 1 and 2 at the CNBM H Shareholders’ Class Meeting. A CNBM Domestic Shareholder will only be entitled to exercise its Right provided that it has cast an Effective Dissenting Vote in respect of (i) all of Resolutions 1, 2, 3 and 4 at the CNBM EGM; and (ii) both Resolutions 1 and 2 at the CNBM Domestic Shareholders’ Class Meeting. As no vote was cast against Resolutions 1 and 2 by the Independent CNBM Domestic Shareholders which attended and voted at the CNBM Domestic Shareholders’ Class Meeting, the Independent CNBM Domestic Shareholders will not be entitled to exercise the Right, and only Independent CNBM H Shareholders which satisfy the Entitlement Conditions will be entitled to exercise the Right;

(2)	having been validly registered as a shareholder on the share register of CNBM (and in the case of the Beneficial Owner, having been validly proven to be the beneficial owner of the relevant CNBM H Shares) and having held such CNBM H Share(s) (and in the case of the Beneficial Owner, the beneficial title thereto) in respect of which it intends to exercise its Right for the period commencing from the record date for the CNBM EGM and CNBM H Shareholders’ Class Meeting (being 6 December 2017) (the “Record Date”) until the date on which the Third Party Provider(s) pays cash consideration to such CNBM Dissenting Shareholder which has validly exercised the Right and acquires its CNBM H Shares (the “Exercise Date”), which date will be decided and separately announced by CNBM; and

(3)	having successfully completed the procedures referred to below for exercise of the Right during the Declaration Period.

Any CNBM Dissenting Shareholder which holds the following CNBM Share is not entitled to exercise its Right in respect of such shares held by it:

(1)	any CNBM Share which is subject to restrictions on its rights, including but not limited to relevant share which is subject to lien, pledge, security rights, other third-party rights or judicial moratorium;

(2)	any CNBM Share the holder of which has undertaken to CNBM to waive its Right; or

(3)	any CNBM Share in respect of which the Right is not exercisable in accordance with applicable laws.

In the event of a change in the shareholdings of CNBM H Shares of the CNBM Dissenting Shareholders at any time during the period from the Record Date to the expiry of the Declaration Period (being 4 April 2018) (the “Period”): (i) where the number of CNBM H Shares held by the CNBM Dissenting Shareholder is equal to or more than the number of CNBM H Shares represented by the Effective Dissenting Votes cast by it, the maximum number of CNBM H Shares in respect of which such CNBM Dissenting Shareholder is entitled to exercise its Right is the number of CNBM H Shares represented by the Effective Dissenting Votes, and (ii) where the number of CNBM H Shares held by the CNBM Dissenting Shareholder is less than the number of CNBM H Shares represented by the Effective Dissenting Votes, the maximum number of CNBM H Shares in respect of which the CNBM Dissenting Shareholder is entitled to exercise its Right is the lowest number of CNBM H Shares held by such CNBM Dissenting Shareholder during this Period.

Procedures for exercise of the Right

Any CNBM Dissenting Shareholder which satisfies the Entitlement Conditions and wishes to exercise its Right should follow the following procedures:

(1)	exercise the Right (and in the case of Beneficial Owners of CNBM H Shares deposited in CCASS and which are the subject of Effective Dissenting Votes, instruct HKSCC Nominees Limited to exercise the Right on its behalf (including giving instructions and arranging with the relevant CCASS participant to give instructions and arrange with HKSCC Nominees Limited to exercise the Right)) during the Declaration Period by delivering the relevant documents referred to in
(2)	below; and

(2)	deliver the following documents (the “Required Documents”) by hand to CNBM’s share registrar for H shares, Tricor Investor Services Limited at Level 22, Hopewell Centre, 183 Queen’s Road East, Hong Kong to be received during office hours during the Declaration Period (being 9:00 a.m. to 4:30 p.m. on 4 April 2018) for registration.

For a CNBM Dissenting Shareholder (i.e. the Beneficial Owner) whose CNBM H Shares are deposited in CCASS:

(i)	the exercise notice, the form of which is attached as Schedule One to this announcement, duly executed by HKSCC Nominees Limited as instructed by the Beneficial Owner through the relevant CCASS participant;

(ii)	the declaration and exercise notice, the form of which is attached as Schedule Two to this announcement, duly executed by the Beneficial Owner;

(iii)	proof to be submitted by the Beneficial Owner or on its behalf that:

(a)	HKSCC Nominees Limited has been validly registered as a shareholder on the share register of CNBM for the CNBM H Share(s) in respect of which it intends to exercise its Right (the “Dissenting Shares”) since the Record Date, such as:

1)	the CCASS shareholding search results or reports stating the number of CNBM H Shares HKSCC Nominees Limited holds on behalf of the relevant CCASS participant since the Record Date showing that such number is larger than the number of relevant Dissenting Shares. For CCASS participants who do not have access to, thus cannot obtain, such search results or reports, CNBM is prepared to accept the CCASS activity statement showing the dissenting voting instruction from such CCASS participant to HKSCC Nominees Limited regarding the relevant resolutions in respect of the Merger at the CNBM EGM and CNBM H Shareholders’ Class Meeting; and

2)	if a CCASS participant holds the Dissenting Shares on behalf of the Beneficial Owner or the Beneficial Owner’s nominee (the “Nominee”) a letter from the relevant CCASS participant confirming that it holds the Dissenting Shares on behalf of the Beneficial Owner or the Nominee since the Record Date, or a record from the relevant CCASS participant stating the number of CNBM H Shares it holds on behalf of the Beneficial Owner or the Nominee since the Record Date showing that such number is larger than the number of relevant Dissenting Shares.

In the case where the relevant CCASS participant holds the Dissenting Shares on behalf of the Nominee, proof is also required to be submitted by the Beneficial Owner or on its behalf that the Nominee holds the Dissenting Shares on behalf of the Beneficial Owner. If there are multiple layers of holding relationships between the Nominee and the Beneficial Owner, equivalent proof is required for each layer of such relationship; and

(b)	the Beneficial Owner has held the beneficial title to the Dissenting Shares without any trading in such Dissenting Shares since the Record Date, such as the trading details of the Dissenting Shares issued by the relevant CCASS participant showing that there has been no trading in the Dissenting Shares by the Beneficial Owner or the Nominee.

In the case that the relevant CCASS participant holds the Dissenting Shares on behalf of the Nominee, proof is also required to be submitted by the Beneficial Owner or on its behalf that the Nominee has held the beneficial title to the Dissenting Shares without any trading in such Dissenting Shares since the Record Date. If there are multiple layers of holding relationships between the Nominee and the Beneficial Owner, equivalent proof is required for each layer of such relationship.

(iv)	proof to be submitted by the Beneficial Owner or on its behalf that it has validly voted against the relevant resolutions in respect of the Merger as specified above at each of the CNBM EGM and CNBM H Shareholders’ Class Meeting in respect of the Dissenting Shares, such as its voting instruction to the relevant CCASS participant as well as the voting instruction from such CCASS participant to HKSCC Nominees Limited regarding the relevant resolutions in respect of the Merger at the CNBM EGM and CNBM H Shareholders’ Class Meeting;

(v)	share certificate of the Dissenting Shares provided by HKSCC Nominees Limited; and

(vi)	the transfer form(s) duly executed by HKSCC Nominees Limited.

For the avoidance of doubt, items (i), (v) and (vi) above may be separately delivered to CNBM’s share registrar for H shares by HKSCC Nominees Limited and do not have to be delivered by the Beneficial Owner.

For a CNBM Dissenting Shareholder whose CNBM H Shares are not deposited in CCASS:

(i)	the declaration and exercise notice, the forms of which are attached as Schedule Two to this announcement, duly executed by the CNBM Dissenting Shareholder;

(ii)	proof that: (a) it has been validly registered as a shareholder on the H Share register of CNBM in respect of the Dissenting Shares since the Record Date; and (b) it has held the Dissenting Shares without any transfer of title in such Dissenting Shares since the Record Date;

(iii)	proof that it has validly voted against the relevant resolutions in respect of the Merger as specified above at each of the CNBM EGM and CNBM H Shareholders’ Class Meeting in respect of the Dissenting Shares;

(iv)	share certificate(s) of the Dissenting Shares; and

(v)	the transfer form(s) duly executed by the CNBM Dissenting Shareholder.

Registration for exercise of the Right in respect of any part of CNBM H Shares which does not satisfy the Entitlement Conditions will be void. A CNBM Dissenting Shareholder (and, if applicable, the Beneficial Owner) holding CNBM H Shares which has not completed the above procedure during the Declaration Period or does not satisfy the Entitlement Conditions for whatever reasons will not be entitled to exercise its Right. In case of any question on the satisfaction of the Entitlement Conditions, the valid exercise of the Right or submission of the Required Documents, CNBM has the absolute discretion to determine the answer to such question. Any CNBM Dissenting Shareholder which wishes to clarify the above declaration procedures should contact Tricor Investor Services Limited at (852) 2980 1333.

All the CNBM H Shares in respect of which the Right has been validly exercised will be transferred to the Third Party Provider(s) on the Exercise Date. For the CNBM Dissenting Shareholders which validly exercise their Right to require acquisition of their CNBM H Shares, Hong Kong stamp duty is payable at the rate of 0.1% of the amount of the consideration or the value of the Dissenting Shares at the date on which the contract note for the transfer of the Dissenting Shares falls to be executed. The stamp duty payable will be deducted from the cash received by the CNBM Dissenting

Shareholders which validly exercise the Right. A CNBM Dissenting Shareholder should consult its own professional adviser to understand the possible tax implications of exercising the Right. CNBM Dissenting Shareholders which validly exercise their Right to require acquisition of their CNBM H Shares will also need to bear any other applicable tax, fees, levies, costs and expenses arising out of or in relation to the exercise of their Right and the transfer of their CNBM H Shares to the Third Party Provider(s), which may be deducted from the cash received by the CNBM Dissenting Shareholders which validly exercise the Right.

In the event of there being multiple declaration(s) and exercise notice(s) of the Right and/or notice(s) of withdrawal of previously submitted declaration(s) and exercise notice(s) of the Right by the same CNBM Dissenting Shareholder, the number of CNBM H Shares effectively declared for the exercise of the Right by such CNBM Dissenting Shareholder will be determined by the last declaration and exercise notice and/or withdrawal of declaration and exercise notice (as applicable) in time submitted during the Declaration Period.

Procedures after any exercise of the Right

As stated in the CNBM Circular and the Merger Document, CNBM will designate one or more Third Party Provider(s) to undertake to assume the reasonable obligation which CNBM and/or the CNBM Consenting Shareholders may have towards such CNBM Dissenting Shareholder to acquire the Dissenting Shares held by such CNBM Dissenting Shareholders at a fair price.

If any CNBM Dissenting Shareholders has validly exercised its Right, the Third Party Provider(s) will propose an acquisition price at which they are willing to acquire the Dissenting Shares held by such CNBM Dissenting Shareholders (the “Proposed Price”), which is subject to regulatory approval and will be announced by CNBM. The CNBM Dissenting Shareholders will need to confirm whether they accept the Proposed Price by 4:30 p.m. on 10 April 2018 (the “Confirmation Deadline”).

In short, after the exercise of Right, the CNBM Dissenting Shareholders may face the following circumstances:

(1)	If they accept the Proposed Price on or before the Confirmation Deadline, their Dissenting Shares will be acquired by the Third Party Provider(s). Upon completion of the acquisition of the CNBM Shares held by a CNBM Dissenting Shareholder by the Third Party Provider(s), the CNBM Dissenting Shareholder will no longer be entitled to make any demand to CNBM and/or other CNBM Consenting Shareholders.

(2)	If they do not accept the Proposed Price by the Confirmation Deadline, they may:

(a)	sell off their Dissenting Shares on the secondary market; or

(b)	continue holding their Dissenting Shares. They may consult their own professional advisers if necessary.

The above will not affect the implementation of the Merger pursuant to the Merger Agreement.

TIMELINE

Event	Date
Declaration Period CNBM Dissenting Shareholders to exercise their Right and deliver all the Required Documents to CNBM’s share registrar for H shares by hand	9:00 a.m. to 4:30 p.m. on 4 April 2018
The latest time for CNBM Dissenting Shareholders to deliver all the Required Documents to CNBM’s share registrar for H shares by hand for the exercise of Right	4:30 p.m. on 4 April 2018
Announcement of the Proposed Price which has been approved by the relevant regulatory authorities (if applicable)	6 April 2018
The last time for CNBM Dissenting Shareholders to accept the Proposed Price (i.e. the Confirmation Deadline) (if applicable)	4:30 p.m. on 10 April 2018
Announcement of the results of the exercise of the Right	10 April 2018

Posting of remittances for the amounts due to the CNBM Dissenting Shareholders which have validly exercised their Right (i.e. the Exercise Date) (if applicable) (Note 1)

Transfer of title of the relevant CNBM H Shares by CNBM Dissenting Shareholders which have validly exercised their Right to the Third Party Provider(s) (if applicable)

11 April 2018

Note:

1. Remittances in respect of the amounts due to CNBM Dissenting Shareholders which have validly exercised their Right will be posted to the relevant CNBM Dissenting Shareholders by ordinary post at their own risk and subject to receipt by CNBM’s share registrar for H shares, Tricor Investor Services Limited at Level 22, Hopewell Centre, 183 Queen’s Road East, Hong Kong, of all the relevant documents which render the exercise of Right complete and valid (including but not limited to the Required Documents).

NOTICE TO U.S. HOLDERS OF CNBM SHARES

The Merger will involve the exchange of securities of two companies incorporated in the PRC with limited liability and is subject to Hong Kong disclosure requirements, which are different from those of the United States. The financial statements included in the Merger Document and the CNBM Circular have been prepared in accordance with Hong Kong Financial Reporting Standards, International Financial Reporting Standards and PRC GAAP and thus may not be comparable to financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

U.S. holders of CNBM Shares may encounter difficulty enforcing their rights and any claims arising under the U.S. federal securities laws, as CNBM is located in a country outside the United States and some or all of its officers and directors may be residents of a country other than the United States. U.S. holders of CNBM Shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. holders of CNBM Shares may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

By order of the Board
China National Building Material Company Limited*
Song Zhiping
Chairman

Beijing, the PRC

29 March 2018

As at the date of this announcement, CNBM’s Board comprises Mr. Song Zhiping, Mr. Cao Jianglin, Mr. Peng Shou, Mr. Cui Xingtai and Mr. Chang Zhangli as executive directors, Mr. Guo Chaomin, Mr. Chen Yongxin and Mr. Tao Zheng as non-executive directors and Mr. Sun Yanjun, Mr. Liu Jianwen, Mr. Zhou Fangsheng, Mr. Qian Fengsheng and Ms. Xia Xue as independent non-executive directors. The CNBM Directors jointly and severally accept full responsibility for the accuracy of the information contained in this announcement and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement the omission of which would make any of the statements in this announcement misleading.

*	For identification purpose only

SCHEDULE ONE

DISSENTING SHAREHOLDER EXERCISE NOTICE

Unless otherwise defined herein, capitalised terms used in this notice shall have the same meanings as defined in the announcement of China National Building Material Company Limited (“CNBM”) dated 29 March 2018.

We, HKSCC Nominees Limited, have been instructed by the relevant CCASS participant(s) to hereby submit this exercise notice to CNBM’s share registrar for H shares, Tricor Investor Services Limited, for the purpose of exercising our Right and transferring the title of our Dissenting Shares.

Information of the CNBM Dissenting Shareholder(s)
Name
Number of CNBM H Shares held for casting Effective Dissenting Votes at the CNBM EGM and the CNBM H Shareholders’ Class Meeting
Number of CNBM H Shares currently held
Number of CNBM H Shares in respect of which the Right is exercised
Contact person and phone number
Signature(s) (Please also affix company chop for corporate shareholders, if applicable)	Title:
Date

SCHEDULE TWO

DISSENTING SHAREHOLDER

DECLARATION AND EXERCISE NOTICE1

Declaration

Unless otherwise defined herein, capitalised terms used in this notice shall have the same meanings as defined in the announcement of China National Building Material Company Limited (“CNBM”) dated 29 March 2018.

I/we hereby declare:

1.	I/We (where I/we am/are a Beneficial Owner, through my/our CCASS participant and HKSCC Nominees Limited) have validly voted against (i) all of Resolutions No. 1, 2, 3 and 4 at the CNBM EGM; and (ii) both Resolutions No.1 and 2 at the CNBM H Shareholders’ Class Meeting and enclose a copy of the relevant proof thereof.

2.	I/We have (where I/we am/are a Beneficial Owner, HKSCC Nominees Limited has) been validly registered as a shareholder on the share register of CNBM since the record date for the CNBM EGM and CNBM H Shareholders’ Class Meeting (being 6 December 2017) (the “Record Date”) and having held such shares of CNBM in respect of which I/we intend to exercise my/our right (the “Dissenting Shares”) until the date of this notice.

3.	I/We (where I/we am/are a Beneficial Owner, HKSCC Nominees Limited) will remain validly registered as a shareholder on the share register of CNBM and hold the Dissenting Shares until the date on which the third party provider(s) designated by CNBM (the “Third Party Provider(s)”) pays cash consideration to me/us and have/has the CNBM H Shares held and effectively declared by me/ us transferred to it (the “Exercise Date”), which I/we understand will be decided upon and separately announced by CNBM.

4.	There was no trading in the Dissenting Shares from the Record Date until the date of this notice and I/we enclose the relevant proof.

5.	The Dissenting Shares

(i)	The Dissenting Shares held by me/us are not subject to any encumbrances including but not limited to lien, pledge, security rights, other third-party rights or judicial moratorium. The Dissenting Shares will be sold free from all encumbrances and together with all rights and benefits attaching to them as at the Exercise Date or subsequently becoming attached to them;

[1]	For Beneficial Owners or Dissenting Shareholders whose Dissenting Shares are not deposited in CCASS

(ii)	I/We have not undertaken to CNBM to waive the right of dissenting shareholders in respect of the Dissenting Shares held by me/us (the “Right”); and

(iii)	All applicable laws and requirements have been complied with by me/us and the Right is exercisable in accordance with applicable laws and requirements of the relevant jurisdiction.

6.	Tax and other expenses

(i)	I/We understand that Hong Kong stamp duty is payable at the rate of 0.1% of the amount of the consideration or the value of the Dissenting Shares at the date on which the contract note for the transfer of the Dissenting Shares falls to be executed and such stamp duty will be deducted from the cash received by me/us; and

(ii)	I/We will bear other applicable tax, fees, levies, costs and expenses arising out of or in relation to the exercise of my/our Right and the transfer of the Dissenting Shares held by me/us to the Third Party Provider(s), which may be deducted from the cash received by me/us.

7.	I/We understand that:

(i)	Registration for exercise of the Right in respect of any part of CNBM H Shares which does not satisfy the Entitlement Conditions will be void;

(ii)	A CNBM Dissenting Shareholder holding CNBM H Shares which has not completed the registration procedure in accordance with CNBM’s announcement dated 29 March 2018 during the Declaration Period or does not satisfy the Entitlement Conditions for whatever reasons will not be entitled to exercise its Right;

(iii)	If the Merger does not proceed, I/we will not be entitled to exercise my/our Right; and

(iv)	In case of any question on the satisfaction of the Entitlement Conditions, the valid exercise of the Right or submission of the Required Documents, CNBM has the absolute discretion to determine the answer to such question.

8.	I/We exercise the Right with full understanding of the Entitlement Conditions, having considered all relevant circumstances.

Exercise Notice

I/We, as a CNBM Dissenting Shareholder holding CNBM H Shares and which satisfies the Entitlement Conditions, hereby (where I/we am/are a Beneficial Owner, have instructed my/our CCASS participant to instruct HKSCC Nominees Limited to) exercise the Right in relation to my/our Dissenting Shares set out below.

Information of the CNBM Dissenting Shareholder(s)
Name
Number of CNBM H Shares held for casting Effective Dissenting Votes at the CNBM EGM and the CNBM H Shareholders’ Class Meeting
Number of CNBM H Shares currently held
Number of CNBM H Shares in respect of which the Right is exercised
HKID number or Business registration number
Contact phone number
Address
Name, participant ID (if any) and contact phone number of CCASS participant holding the Dissenting Shares
Type of CCASS participant holding the Dissenting Shares (market intermediary or investor participant)
Signature(s) (Please also affix company chop for corporate shareholders, if applicable)	Title:
Date

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